UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
AMENDMENT #3

Registration Statement under the Securities Act of 1933

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(Exact name of registrant as specified in its charter)

BRITISH VIRGIN ISLANDS	5331	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2/F Eton Tower, 8 Hysan Avenue,
Causeway Bay, Hong Kong, SAR, China
Telephone: 852-2910-7795
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy of communication to:

Antony Spencer
Lynton Spencer
P.O. Box 4408
Lynlex Chambers, Road Town,
Tortola, VG 1110, British Virgin Islands

and

Icaza, Gonzalez-Ruiz &
Aleman (BVI) Trust Limited of Vanterpool Plaza,
2nd Floor, Wickhams Cay I,
Road Town, Tortola, British Virgin Islands

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (2) ($)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	4,700,000	0.15	$705,000	80.79	(3)

(1)
Represents shares of our common stock previously acquired by and issued to the Selling Shareholders in private transactions directly with us or with one of our affiliates. All of these shares are offered by the Selling Shareholders.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

Subject to Completion
July 1, 2013
INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
A BRITISH VIRGIN ISLANDS CORPORATION

4,700,000 SHARES OF COMMON STOCK

The prospectus relates to the resale to the public by certain selling shareholders of Interactive Multi-Media Corporation of up to 4,700,000 shares of our common stock with a par value of $0.001.

The selling shareholders will be offering their shares of common stock at a fixed price of $0.15 per share for the duration of the offering. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority ("FINRA"), for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus will be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals will be deemed underwriting compensation under the Securities Act.  Because the selling security holders will be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

We are a shell company as that term is defined in Rule 405 of the Securities Act.  Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 of this prospectus before investing in our common stock.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 15, 2013

PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Prospectus Summary

Prospective investors are urged to read this prospectus in its entirety.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Corporate Background:

We were incorporated in the British Virgin Islands on July 13, 2012.  We are a development stage company; having entered into the development stage on July 13, 2012. We intend to operate as a Hong Kong based Internet marketer, auctioneer, dealer and broker of high quality and unique products and services relating to fine art, fashion, design, décor, among others. Sales to clients are to be transacted via a live internet streaming auction style broadcast available to a brand-conscious demographic that will encompass an international viewing audience. We will act as a facilitator and intermediary to all those purveyors of specialized goods that we provide through our special onsite broadcasts. We intend to transmit in a live internet streaming format from a variety of different global locations from which we may then highlight and introduce products and goods available from the particular geographic market where we are located that might otherwise not be seen by those from outside that local market area.

Our offices are currently located at 2/F Eton Tower, 8 Hysan Avenue, Causeway Bay, Hong Kong, SAR, China. Our phone number is 852-2910-7795. Our fiscal year end is October 31.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern.

The Offering:

Securities Being Offered	Up to 4,700,000 shares of common stock

Offering Price
The selling shareholders will sell our shares at a fixed price of  $0.15 per share for the duration of the offering. We determined this offering price based upon the several factors:
● our most recent private placements of 50,000 shares of our common stock at a price of $0.10 per share on October 15,2012;
● our lack of operating history;
● our capital structure; and
● the background of our management.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus

Termination of the Offering
The offering will conclude the earlier of 9 months from the effective date of this prospectus, or when all of the 4,700,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued and to be Issued	11,200,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	July 13, 2012 (inception) to April 30, 2013	Six Months Ended April 30, 2013	July 13, 2012 (inception) to October 31, 2012
Revenues	-	-	-
Operating Expenses	$516,233	$26,458	$489,775
Net Loss	$516,233	$26,485	$489,775
Net Loss Per Share		$(0.00)	$(0.07)

Balance Sheet Data

	As at April 30, 2013		As at October 31, 2012
Working Capital (Deficiency)		$(15,008) (8,945)	$11,450
Total Assets	$	Nil	$12,000
Total Current Assets	$	Nil	$12,000
Total Liabilities		$22,508	$8,050
Total Current Liabilities		$15,008	$550

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

RISK FACTORS

Before making an investment decision, prospective investors should carefully consider, along with other matters referred to in this prospectus, the following risk factors, which have set forth all of the material risks inherent in and affecting our business and this offering. Please consider the following risk factors before deciding to invest in our common stock:

Risks Associated with Our Business

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We incurred a net loss of $516,233 for the period from July 13, 2012 (date of inception) to April 30, 2013. As at July 1, 2013 we had no cash on hand. To satisfy our financial requirements during the 12 month period beginning July, 2013, we intend to rely on up to $75,000 in funds available to us pursuant to our loan facility with Morpheus Financial Corporation, a shareholder of our Company. We are in the development stage and have yet to attain profitable operations and in their report on our financial statements for the period from inception to October 31, 2012, our independent auditors included an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and developments and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

We require $250,000 to carry out our planned business activities over the next 12 months and had no cash on hand as of July 1, 2013. To satisfy our financial requirements during the 12 month period beginning July, 2013, we intend to rely on up to $75,000 in funds available to us pursuant to our loan facility with Morpheus Financial Corporation, a shareholder of our Company. We do not currently have any other arrangements for additional financing. We will have to raise additional funds for the development of our business and the marketing of our products. Such additional funds may be raised through the sale of additional stock, stockholder and director advances and/or commercial borrowing. There can be no assurance that a financing will continue to be available if necessary to meet these continuing development costs or, if the financing is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our operations and developments and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment. In the event we are unable to secure additional capital, based upon our current cash position, we estimate we will be able to sustain nominal operations for a period of 12 months from the date of this prospectus.

We will depend on third parties for procuring products, and other auction items through a variety of vendor participants and therefore, if they do not perform, or are unwilling to participate we may not be able to effectively operate the auction.

To generate significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing, accuracy and quality of goods to be delivered to buyers from art procurement sources and/or vendor providers following auctions. If for any reason any of these providers fails to perform, we may not be able to service our customers (buyers) effectively and thereby may lose customers or damage our reputation. Furthermore, if we do not secure sufficient number of suppliers to supply the auction, then we may not have a successful product offering and may not attract customers. In addition, the success of our business requires that we establish relationships with professionals in strategic regions around the world who can, through their expertise, source and nurture relationships to develop our business. If we are unable to establish such relationships, we may be unable to procure goods or on terms acceptable to us, and our business may fail.

We may not be able to compete effectively against other companies that have existed for a longer period and have greater financial resources.

We compete in a market that is highly competitive and expect competition to intensify in the future. We currently or potentially compete with a variety of companies, both the traditional brick-auctions, online auctions and otherwise large globally recognized “auction houses”. Many of our competitors have significantly greater financial, technical, and marketing resources. Those that have established a presence on the Internet have already begun to establish a customer base and their brand. Many of these companies have existed for a longer period, have greater financial resources, and have established marketing relationships with leading manufacturers, strategic partners, and advertisers, and have secured greater presence in distribution channels. We believe there are also numerous other smaller entrepreneurial companies that are marketing and selling auction items that will compete directly with our company.

We may not be able to compete successfully against these competitors. If we are unable to effectively compete in the auction industry, our results would be negatively affected, we may be unable to implement our plan and our business might ultimately fail.

We expect to be directly affected by fluctuations in the general economy.

Demand for goods through auction is affected by the general global economic conditions. When economic conditions are favorable and discretionary income increases, purchases of non-essential items like artworks as example generally increase. When economic conditions are less favorable, sales of artworks as example are generally lower. In addition, we may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

We expect our products to be subject to changes in customer taste.

The markets for our products are subject to changing customer tastes and the need to create and market new products. Demand for products targeting lifestyle tastes and choice is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some goods appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and customer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. The inability to respond quickly to market changes could have a material adverse effect on our financial condition and results of operations.

If we are unable to successfully manage growth, our operations could be adversely affected, and our business may fail.

Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no assurance that management will be able to manage growth effectively.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you may lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance.

We may have liabilities to affiliated or unaffiliated third parties incurred in the regular course of our business.

We plan to do business with third party vendors, customers, suppliers and other third parties and thus we are always subject to the risk of litigation from customers, employees, suppliers or other third parties because of the nature of our business. Litigation could cause us to incur substantial expenses and, negative outcomes of any such litigation could add to our operating costs which would reduce the available cash from which we could fund our ongoing business operations.

Our market is characterized by rapid technological change, and if we fail to develop and market new technologies rapidly, we may not become profitable in the future.

The Internet and the online commerce industry are characterized by rapid technological change that could render our existing website obsolete. The development of our website entails significant technical and business risks. We can give no assurance that we will successfully use new technologies effectively or adapt our website to customer requirements or needs. If our management is unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, we may never become profitable which may result in the loss of all or part of your investment.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, network failure, hardware failure, software failure, power loss, telecommunication failures, break-ins, terrorism, war or sabotage, computer viruses, denial of service attacks, penetration of our network by unauthorized computer users and “hackers” and other similar events, and other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We may also not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if anyone can circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Our insurance, if any, may not be adequate to compensate us for all the losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our customers, and our revenue may decline and our business could suffer.

We do not have any definitive agreements in place with our management and the loss of the services of our executive officer would disrupt our operations and interfere with our ability to compete.

We depend upon the continued contributions of our executive officer. Our executive officer handles all of the responsibilities in the area of corporate administration and business development. We do not carry key person life insurance on her life and the loss of her services could disrupt our operations and interfere with our ability to compete with others. We do not currently have a definitive agreement with Ms. McCandless for her services and consequently she may terminate her services for our company at any time, with no notice. If Ms. McCandless terminates her work on our behalf, our ability to implement our business plan and establish profitable operations would be severely undermined.

As our business assets are located in Hong Kong; investors may be limited in their ability to enforce US civil actions against our assets.

Our business assets are located in Hong Kong our sole director and officer. Consequently, it may be difficult for United States investors to affect service of process upon our assets.. It may also be difficult to realize upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Hong Kong by a Hong Kong court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Hong Kong court, in the matter. There is substantial doubt whether an original action could be brought successfully in Hong Kong against any of our assets predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

We may not succeed if we are unable to attract employees and retain the services of our key personnel.

Our performance is substantially dependent on retaining current management and key personnel and on recruiting and hiring additional management and key personnel. In particular, we will rely on the expertise of Amber McCandless, our Chief Executive and Financial Officer. If we are unable to retain Ms. McCandless, or if we are unable to hire suitable sales, marketing, and operational personnel, we may not be able to successfully develop, improve, market, and sell products based on our technology. We have not obtained key-man life insurance on our officers or directors. Competition for individuals with the qualifications that we require is intense, and we may not be able to attract, assimilate, or retain these highly qualified people. The failure to attract, integrate, motivate, and retain these employees could harm our business.

Our sole officer and director will allocate some portion of her time to other businesses thereby causing conflicts of interest in her determination as to how much time to devote to our affairs as well as other matters.

Amber McCandless, our current sole executive officer and director, is not required to commit her full time to our affairs, which could create a conflict of interest when allocating her time between our operations and his other commitments. She is not obligated to devote any specific number of hours to our affairs, but it is estimated that she will devote approximately 20 hours per week on our business.

Ms. McCandless is an entrepreneur and is involved in other ventures in fields that do not compete with our business. However, if her other activities require her to devote more substantial amounts of time to them, it could limit her ability to devote time to our affairs and could have a negative impact on our ability to pursue our business plan. Additionally, Ms. McCandless and future company officers and directors may become aware of business opportunities that may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure anyone that these conflicts will be resolved in our favor.

We may be Subject to Payments-Related Risks

We intend to accept payments using a variety of methods, including credit card, debit card, credit accounts (including promotional financing), gift certificates, direct debit from a customer’s bank account, consumer invoicing, physical bank check and payment upon delivery. As we plan to offer new payment options to our customers, we may be subject to additional regulations, compliance requirements, and fraud. For certain payment methods, including credit and debit cards, we would pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We will rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, electronic checks, and promotional financing, and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We also will be subject to payment card association operating rules, including data security rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected. If one or more of these agreements are terminated and we are unable to replace them on similar terms, or at all, it could adversely affect our operating results.

We do not yet have formal service provider relationships in place which subjects us to a risk of failure to launch our business or to continue future operations.

We require certain service providers in the operation of our business, in particular, those offering internet streaming capabilities for our internet auction. These services are critical in delivering our content to the end users. We do not currently have any formal contractual arrangements in place for either short-term or long-term operations of such internet streaming services. Even though there are a large number of streaming service providers, there is a risk that we are not going to be able to establish a definitive arrangement with any of them. If we are unable to secure such an agreement with a provider of internet streaming services will be unable to launch our business and generate revenue..

We are ineligible to use registration statements on Form S-8 which may limit our ability to attract qualified employees and consultants.

We have nominal operations and nominal assets, and are therefore classified as a shell company as that term is defined in Rule 405 of the Securities Act of 1933, as amended.  As a shell company, we are not permitted to register any of our securities in a registration statement on Form S-8, which is widely used by publically traded companies to register securities that will be offered to their employees and consultants via benefit or incentive plans.  Because we will be unable to offer securities registered by Form S-8 to our current or future employees or consultants, we will not be able to offer competitive equity compensation incentives to our personnel, which may impede our ability to attract or retain qualified candidates to the service of our business.  If we fail to attract or retain such qualified candidates, our business and, consequently, our operating results, will be compromised.

Risks Associated with Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering. After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We must satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the Over-the-Counter Bulletin Board or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through October 31, 2013, including a Form 10-K for the year ended October 31, 2013, assuming this registration statement is declared effective before that date. At or prior to October 31, 2013, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders (of which 500 may be unaccredited) and total assets of more than $10 million on October 31, 2013 If we do not file a registration statement on Form 8-A at or prior to October 31, 2013, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

Our common stock is not eligible for public resale pursuant to Rule 144, which will limit your ability to sell our common shares.

Rule 144 of the Securities Act of 1933 allows public resale of restricted and control securities if a number of conditions are met.  Under Rule 144, a person who has beneficially owned restricted shares of a company’s common stock for at least six months would be entitled to sell their securities in a market transaction provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the issuer is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for at least three months before the sale.  However, because we are a shell company as that term is defined in Rule 405 of the Securities Act, the provisions of Rule 144 providing for the six month holding period are not available for the resale of our securities. In order for our securities to become eligible for public resale under Rule 144 the following conditions must be met: (i) we must  cease to be a shell company; (ii) we must be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) we must have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months; (iv) we must have filed current "Form 10 information" with the SEC reflecting that we are no longer a shell company and 1 year must have passed since such filing.  Because there is no guarantee that our common shares will become eligible for public resale under rule 144, a public market for our securities may never develop, and purchasers of our securities may be receiving an illiquid investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board following this Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

☐	variations in quarterly operating results;

☐	our announcements of significant contracts and achievement of milestones;

☐	our relationships with other companies or capital commitments;

☐	additions or departures of key personnel;

☐	sales of common stock or termination of stock transfer restrictions;

☐	changes in financial estimates by securities analysts, if any; and

☐	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

We determined the price of the shares of our common stock to be sold pursuant to this prospectus based on several factors; however, such price does not reflect any actual market price for the securities. Consequently, there is an increased risk that you may not be able to re-sell our common stock at the price you bought it for.

The initial offering price of $0.15 per share of the common stock offered pursuant to this prospectus is not based on our financial condition or prospects, on the market prices of securities of comparable publicly traded companies, on financial and operating information of companies engaged in similar activities to ours, or on general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this Offering. If the market price for our stock drops below the price which you paid, you may not be able to re-sell out common stock at the price you bought it for.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. The selling security holders will receive all proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the 4,700,000 common shares being registered in this prospectus at the fixed price of $0.15 per share for the duration of the offering. The number of common shares that may be actually sold by a selling security holder will be determined at the discretion of that selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder.The fixed offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.15 per share figure, including the following:

●	our most recent private placements of 50,000 shares of our common stock at a price of $0.10 per share on October 15,2012;
●	our lack of operating history;
●	our capital structure; and
●	the background of our management.

As a result, the $0.15 per share offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time if a public market for our common stock develops. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

DILUTION

All of the 4,700,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

SELLING SECURITY HOLDERS

As of July 1, 2013 our Company has 100,000,000 common shares authorized with a par value of $0.001 per share with 11,200,000 common shares outstanding.

The 32 selling security holders are offering for sale 4,700,000 shares of our issued and outstanding common stock which they obtained through the following private transactions:

●
Effective September 15, 2012, we issued an aggregate of 200,000 common shares pursuant to subscriptions for common shares. These shares were issued to ten (10) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). Of these shares, 200,000 are being registered in this Prospectus on behalf of the selling security holders.

●
Effective September 30, 2012, we issued an aggregate of 2,400,000 common shares pursuant to agreements for consulting services provided. These shares were issued to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended), and to one (1) US person without a prospectus in reliance on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended. 1,250,000 of the shares were later transferred to 7 individuals in private transactions. Of these shares, 2,125,000 are being registered in this Prospectus on behalf of the selling security holders.

●
Effective October 15, 2012, we issued an aggregate of 50,000 common shares pursuant to subscriptions for common shares. These shares were issued to two (2) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). Of these shares, 50,000 are being registered in this Prospectus on behalf of the selling security holders.

●
Effective October 30, 2012, we issued an aggregate of 2,325,000 common shares pursuant to agreements for consulting services provided. These shares were issued to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). 1,075,000 of the shares were later transferred to 8 individuals in private transactions. Of these shares, 2,325,000 are being registered in this Prospectus on behalf of the selling security holders.

The following table provides information as of July 1, 2013 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

●	the number of shares owned by each prior to this offering;

●	the number of shares being offered by each;

●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

●	the percentage of shares owned by each; and

●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security holder	Shares Owned Prior to this Offering	Percent	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering

MARIA ALMA ILACAD	20,000	(3)	20,000	-	0.00%
RAE CHRISTINE DEL ROSARIO	20,000	(3)	20,000	-	0.00%
ADELINE ROSE ZERUDO	20,000	(3)	20,000	-	0.00%
MERLITA EROY	20,000	(3)	20,000	-	0.00%
CRISTINE PEDERE	20,000	(3)	20,000	-	0.00%
DECIROSE DELA TORRE	20,000	(3)	20,000	-	0.00%
VANESSA RAMOS	20,000	(3)	20,000	-	0.00%
PATRICIA MAE QUINTOS	20,000	(3)	20,000	-	0.00%
EDWARD RUFINO	20,000	(3)	20,000	-	0.00%
JERMIE GOZALES	20,000	(3)	20,000	-	0.00%
BERNICE JOYCE NOBLEZA	20,000	(3)	20,000	-	0.00%
MARY GRACE BADAJOS	30,000	(3)	30,000	-	0.00%
CARIZA AVIER	250,000	2.23%	250,000	-	0.00%
ANNILE IMFANTE	250,000	2.23%	250,000	-	0.00%
REGINA THAI	250,000	2.23%	250,000	-	0.00%
DEVINA GRACIA CORTES	125,000	1.12%	125,000	-	0.00%
JAQUILINE MENOR	125,000	1.12%	125,000	-	0.00%
LORI BERNARDO	125,000	1.12%	125,000	-	0.00%
MARY ANN CABAL	125,000	1.12%	125,000	-	0.00%
MARIA CHRISTINA ADRIANO	162,500	1.45%	162,500	-	0.00%
DIOSSEL CHING	162,500	1.45%	162,500	-	0.00%
ERICSON FONTE	125,000	1.12%	125,000	-	0.00%
EILLEN FAUSTO	125,000	1.12%	125,000	-	0.00%
CONSUELO MENESE	125,000	1.12%	125,000	-	0.00%
MERCED VICENCIO	125,000	1.12%	125,000	-	0.00%
ANNIE CHUA	125,000	1.12%	125,000	-	0.00%
MEL GRACE CARLOS	125,000	1.12%	125,000	-	0.00%
SIENNA MCCANDLESS (6)	500,000	4.46%	500,000	-	0.00%
BEST PEAK HOLDINGS (4)	375,000	3.35%	375,000	-	0.00%
POMPEII FINANCE INC. (5)	500,000	4.46%	500,000	-	0.00%
MARIBEL FERNANDEZ	375,000	3.35%	375,000	-	0.00%
ERIKA ROSE OLIVA	375,000	3.35%	375,000	-	0.00%

TOTAL	4,700,000	41.96%	4,700,000	0	0.00%

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 11,200,000 shares of our common stock issued and outstanding and as at July 1, 2013.
(3)	Less than 1%.
(4)	Monica Chu has voting and dispositive control over securities held by Best Peak Holdings
(5)	Kenneth Telford has voting and dispositive control over securities held by Pompeii Finance Inc.
(6)	Sienna McCandless is the sister of the President of the Company. They do not share voting or dispositive control over Ms. McCandless’ shares.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. There is no assurance that our common stock will become quoted on the OTC Bulletin Board or that any public market for our common stock will develop.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;

●	in privately negotiated transactions; or

●	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public at a fixed for of $0.15 per share for the duration of the offering.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

●	not engage in any stabilization activities in connection with our securities; and

●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus will be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals will be deemed underwriting compensation under the Securities Act.  Neither we nor the selling security holders can presently estimate the amount of such compensation.  We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.  Because the selling security holders will be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.  Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of July 1, 2013 there were 11,200,000 issued and outstanding shares of our common stock that are held by 43 holders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants and Options

As of the date of this Prospectus, there are no warrants to purchase shares of our common stock and no options to purchase shares of our common stock outstanding.

Convertible Securities

We have not issued any securities convertible into shares of our common stock or granted any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period of inception, July 13, 2012, to October 31, 2012 have been included in this Prospectus in reliance upon Ingenium Accounting Associates, an independent registered public accounting firm, as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Our Company and Our Business

We were incorporated in the British Virgin Islands on July 13, 2012. We are a development stage company; having entered into the development stage on July 13, 2012. We intend to operate as a Hong Kong based Internet marketer, auctioneer, dealer and broker of fine art and other high quality and unique products and services relating to fashion, design, décor, among others. Our corporate offices are located at 2/F Eton Tower, 8 Hysan Avenue, Causeway Bay, Hong Kong, SAR, China. Our telephone number is 852-2910-7795. Our fiscal year end is October 31.

Our business is to be based on marketing and selling products using an on-line e-commerce platform which provides a live streaming auction production. We have acquired a URL at www.interactive-auction.com and have contracted with an outside consultant to build our auction website.  A copy of the website development agreement is attached as Exhibit 10.1.  In contrast to sites like Ebay or bid.com, which for the most part are driven by sales of items that, given their mass production, have become “commodities” that anyone can buy and access from an infinite amount of vendors and providers at extremely low prices, it is our goal to offer only unique and valued products and goods. We believe that there is significant interest for products and services of particular distinction; with great demand for items actually produced from all parts of the world.  We believe that for reasons of geography, demography, or simply lack of marketing and advertising resources, many extraordinary products simply remain unnoticed by the mass market.  Consequently we plan to operate a monthly real-time auction internet streaming broadcast from various geographic locations around the world that will focus specifically on representing and promoting distinct and innovative goods produced by local manufacturers, purveyors, designers and creators.  Viewers across the globe will be able to view the action on their computers, Ipads or mobile phones, and they will be able to participate by bidding on the items via telephone or the internet.

Our founder and President has undertaken direct and active discussions with Roku, one of the world’s premier internet streaming businesses in terms of establishing a formal working relationship with them at such time that we are ready to launch our initial broadcasts. As we have not entered into a material agreement with any streaming service provider, and there can be no assurance that we will, we cannot be certain of the overall additional capital requirements of adding this service to our website. Roku represents one of a number of similar companies offering these types of third-party streaming services and although there is no assurance we will be able to contract with any one of them, we remain confident that we will be able finalize an operational agreement with such a streaming company by July 2013.

In addition to the actual streaming functionality required to disseminate the auction broadcasts, we plan to establish and operate a user-friendly and functional e-commerce website in support of the live streaming international broadcasts. We believe that our website will be developed and operational by July 2013, thus allowing us a reasonable period of time to get the website fully functional and to then plan for the integration of the third-party streaming platform that will then effectively facilitate our planned launch of our first streaming broadcast sometime during the latter part of the summer of 2013.

Products and Services

Through our internet streaming programming, and the operation of our e-commerce website, we plan to offer the following types of products which, if sold, would generate revenue for our company:

Investment Grade Fine Art

We plan to offer limited edition lithographs, serigraphs, fully-authenticated and archival framed fine art with prices ranging from lower cost items of $2,000 - $3,000 to those of up to tens of millions of dollars. These can include, but are not limited to, original paintings, prints, sculptures, and lithographs & serigraphs. Our President has developed critical relationships within the community of collectors enabling access to original pieces from major artists with estimated values well in excess of $10 million. This investment grade segment of the global art market is the largest.

Decorative Works of Art

Another category of merchandise we plan to offer is limited edition/collectible, fully-authenticated and archival framed fine art. These items range in price points of $75 - $3,000.  These can include, but are not limited to, original works of art by relatively unknown artists, lithograph or serigraph reproductions, decorative prints of public domain material and similar items. In addition to the Investment Grade Fine Art, we continue to recognize the value of offering less expensive items in order to encourage entry-level customers to begin collecting art.  We believe this could continue to drive a portion of revenues in the future.

Fashion Items

We expect to source and sell unique items of clothing from designers from all over the Globe. Fashion items can range in the price point from $20 - $5,000.  We will focus on fashion items that are made by hand and that are generally sold only in the country in which they are made, thereby providing exclusivity to the buying audience.  As example, we will seek to market at different times, shirts, pants, dresses, skirts, blouses, shoes, scarves, ties, handbags and fashion accessories.

Interior Design and Décor Products

We plan to promote distinct home décor and decorating products from around the world, such as furniture, kitchen goods, rugs, lighting, linens and fabrics, bathroom items, outdoor living products, and rare foodstuffs. These products generally will range in price point from $50 - $10,000. We do not currently have any definitive supply agreements with these manufacturers and there can be no assurance that we will be able to source the products once we are able to offer them on our auction site.

However, we have visited with makers of handmade Kashmir Indian rugs in New Delhi, India, and the manufacturers expressed their interest in having their goods be presented via our live streaming auction at such time we are ready for our launch. They expressed their willingness to bring rugs to the future site where the auction would be conducted and understand that the Company would be paid a success fee or a commission for our service should they actually sell any of their rugs through our auction format. Given their interest the Company remains confident that such items can be marketed through the auction. As with any goods sold through our auction the Company has no direct costs that are specifically associated with the goods themselves in that the Company does not purchase product or carry any inventory.

Miscellaneous Products

We will aggressively seek to add complementary categories of merchandise to our product mix. These may include at different times framed mirrors, books, pottery, jewelry and/or other specialty items.

Sponsorship Programs

If we are able to develop our business as intended, and our brand and website have achieved a moderate level of success, we intend to generate incremental revenue by leveraging our media exposure. We intend to offer the following packages to our potential auction sponsor partners:

1.
On-line Advertising: like most other web platforms, our website if operational in future (whether during actual live on-line broadcasts, or when the site it simply acting as a product curating e-commerce site), could include commercials or other promotional methods for the vendors/purveyors.  As such we intend to offer:

●	commercial spots – we expect to sell advertising time for posting of pre-produced on-line commercials; and

●	on-air mentions – during the live, streaming broadcasts providing scripted segments, performed by our hosts, during our live auction events that will focus greater attention to particular goods;

2.
Product Placement: We expect that the attraction of our auction style broadcast method to vendors will be driven by our ability to provide direct product placement to promote their goods. We can incorporate their products into our live broadcast in the following ways:

●	furniture, jewelry, rugs, items of clothing actually worn by our hosts, and otherwise incorporated into the set design of the show; and

●	artwork, paintings, sculptures, pottery dispersed around the site of the streaming broadcast;

3.
Co-Operative Marketing Programs with Vendors: we will encourage our major vendors to participate in our positioning programs. We expect that our packages will offer vendors the ability to secure high-visibility within our broadcasts, our website, and within additional catalogs and marketing collaterals, which may include:

●	Specific event marketing of upcoming broadcasts;

●	Product highlight auction segments and other prime visibility;

●	spotlights on our website; and

●	catalogs and collateral marketing pieces;

4.	Marketing Partnerships with Individuals

●
Artist Spotlight Program – unknown artists can gain inclusion of their artwork within the program, an interview with one of our hosts, and they can even paint live in the background during the show; and

●	Consignment Spotlight – unknown individuals purchase a block of airtime for presentation of items for sale.

Our short-term focus rests on building a positive reputation and client base as a dealer in high-quality, unique goods and products. A future potential source of revenue we have identified is consulting services. We believe that opportunities exist to sell consulting services as a facilitator to establishing contractual arrangements with individual customers and businesses for access to goods that we find and promote on our broadcasts.

Product Sourcing

A fundamental challenge facing any auctioneer or dealer is to obtain high quality and valuable property for sale either as agent or as principal. Competition is fierce amongst the major auction houses for highly desirable works, and products and the ability to continually develop and maintain sources of merchandise is critical.

As an example focused on the art marketplace, the owner of a work of art wishing to sell it has four principal options: (1) sale or consignment to, or private sale by, an art dealer; (2) consignment to, or private sale by, an auction house; (3) private sale to a collector or museum without the use of an intermediary; or (4) for certain categories of property (in particular, collectibles) consignment to, or private sale through, an internet-based service. The more valuable the property, the more likely it is that the owner will consider more than one option and will solicit proposals from more than one potential purchaser or agent, particularly if the seller is a fiduciary representing an estate or trust. A complex array of factors may influence the seller’s decision. Primarily, the seller wants to sell at a high price, pay a low commission, and not waste any time. With what we plan to be an extremely competitive commission structure and ability to provide worldwide exposure via the on-line internet live streaming broadcast, we believe that we will be increasingly seen as a very attractive choice for sellers.

Sellers of art will generally fall into one of the following categories:

●	Wholesale Dealers

●	Private Gallery Owners

●	Private Collectors

●	Investors

We will depend on the creation of alliances with product sources to generate a supply of merchandise to sell. It is our goal that vendors, private individuals, private estates and original artists will help us develop a variety of art for our consumers.

We will depend on the on-going maintenance of these relationships in domestic and international markets. Ms. McCandless’ relationships with the Beverly Hills Shopping Network on the Sky Network in the U.K. and the Prize Television Network in the South Pacific Region are just a few of the conduits we have available to assist us with the promotion of our site and the pipeline of markets and products from which to source goods and will be instrumental to the sustainable cost structure of our company.

Sales Programs

Though we initially intend to establish our streaming live auction, eventually we expect to sell products through our website, direct mail catalogs as well as an on-line curation gallery (highlighting all goods and items ever represented or sold during any of our live on-line streaming broadcasts).

Monthly Live International Auction Event

The monthly live auction broadcast will be our big event around which all our other company activities will revolve. We intend to feature Investment Grade Fine Art, Decorative Works of Art, Fashion Items, Interior Design and Décor and Miscellaneous Products all of which offer the feeling of exclusivity to our viewers. All of our marketing efforts are, ultimately, designed to create excitement for these broadcast events. Registered clients will be able to bid on items at the event, via telephone, Skype or on our website.

On-going Fixed-Price Shows

The fixed-price shows will air throughout the month following the original live on-air streaming broadcasts. In this case we will affix firm buy-now pricing to all of the goods previously sold via an auction format, allowing for sale of all the items at fixed prices, in a non-auction format. We will also preview pieces scheduled for sale in the upcoming monthly event during these historical (repeat) broadcast segments available for viewing on the site at all times. Items sold at fixed pricing can be any/all of the goods that we plan to curate and hold on our site for the long-term access of buyers and the benefit of recurring sales to our vendors and purveyors. As it pertains to the pre-promotion of goods to be featured in the upcoming live broadcast segments, customers to the site in advance will be encouraged to place pre-bids on the goods scheduled for the monthly live auction. Fixed-price may at times be actual live shows, however, they will generally be repeats of those previously broadcasted and will be ran at various times throughout the month.

Internet

We expect to use our own website (www.interative-auction.com) and other sites to achieve the following:

Internet Broadcasts

We intend to have our monthly auction event be simulcast live on the internet. We expect to have our fixed-price shows be available for on-demand viewing throughout the month, on our website.

E-commerce Internet Sales

We expect that our website, www.interactive-auction.com, will not only offer items featured on the broadcasts, but also a vast array of additional goods and related products as provided to us by our vendor network. All products set to be offered at auction will be showcased on the website and will be set at a “buy it now” flat price 20% higher than the reserve set at the live monthly auction events, allowing clients to secure items in advance to the auction if desired. Furthermore, pre-bids will be encouraged.

Direct Mail/E-mail

We intend to communicate to key customers on a quarterly basis via direct mail and or e-mail, providing a preview of the items set for the following month’s auction lot, as well as offering exclusive specials on merchandise not available on our website.

Distribution and Fulfillment

We will maintain access to a pool of industry professionals in which to pull from for our needed outside business services. We intend to utilize UPS, FedEx and/or DHL if/when required for general day-to-day business needs; however due to the style of operation we will run, all of our vendors, purveyors, manufacturers, designers, etc. will be responsible for fulfillment and will be required to drop ship to our clients, thus reducing our need for a packing and shipping department. We will be responsible for processing the e-commerce purchase transaction offering PayPal and all merchant credit card payment options for the cost of the goods, while the vendors themselves will be responsible to organize the actual shipment and delivery of the goods to the clients.

Target Market Segment Strategy

Marketing on a large-scale in this competitive industry depends on the recognition of excellence, as well as a point of difference to display its products in an individualized light. We intend to build a reputation upon these components by branding our name globally through the use of the Internet streaming platform. We plan to develop and provide an environment of unmatched proportion that starts with the commitment to customer satisfaction. The aspect that we believe will differentiate us from all other auction companies is its knowledge and application of visual media whether, streaming via television, satellite or web-based promotion ideology.

Revenue Model

There are two parties to an auction. On the one side, there is a seller who typically owns the item, or otherwise represents the title holder. Then, on the other side, there is a buyer who upon, “sold” agrees to take title.

Our revenue model as such will work in several possible ways, including:

■ Commission: we charge the seller a commission, which is typically a percentage of the gross sales (generally between 10 – 25% dependent on the value of the item)

■ Flat rate. For certain clients we may charge a single, fixed rate for our services. For instance, charging a $10,000 flat rate for our fee regardless of the auction gross proceeds (dependent on the type of goods we are promoting).

■ Commission with minimum. We charge the seller a commission, which is typically a percentage of the gross sales, as above or in certain cases instead as a minimum fee, whichever is greater. For example, if we charge the seller 15% or $1,000 would earn $1,500 for a $10,000 auction, but earn $1,000 for a $5,000 auction.

■ Fee + expenses. In addition to the above we also will charge for expenses. These expenses could be for additional staff, advertising and marketing, hotel, meals, travel, setup, cleanup, etc. These expenses could be paid up-front, and/or following the auction.

■ Net profit. In certain cases we may negotiate to retain difference between the price of procurement (the price the vendor wants) and the actual sale price we can get at auction. Such as, we may have a sought price from a vendor to purchase some antiques and collectibles for $700 yet we may resell them at our auction for $2,100. His pay, minus expenses, would come to $1,400 net to the Company. Under this scenario, the auction would open with a starting minimal bid which would be that of the minimum sale price acceptable to the vendor inclusive of the fee or commission due to the auction, thereby always ensuring that the minimum acceptable costs are covered should the good sell.

In addition to our charging the seller, following the Christie’s, or traditional brick and mortar auction business model, we also intend to have the buyer supplement our income with additional commission.

■ For instance, we could charge a seller 15% of the gross proceeds, and also a 12% buyer’s premium. For an auction totaling $20,000 in bid prices, the Company would earn $3,000 in seller commission, and $2,400 in buyer commission, for a total of $5,400 (or about 27% of the auction total.)

■ Or, depending upon the exact wording of the agreement between our Company and the seller, we could earn this 15% on the auction total including the buyer’s premium. If so, the seller commission would be 15% of $22,400 ($3,360) plus the $2,400 in buyer commission, for a total of $5,760 (or about 29% of the auction total.)

Auctioneers are paid in a variety of ways and are generally not required to disclose their method of compensation nor amounts to the public, unless their auction involves entities such as government, a court-order, or the like. However, it is held that a buyer’s premium must be disclosed prior to bidding for it to be enforced upon a buyer, and of course, the seller and auctioneer must agree to any fee arrangement prior to the auction.

Competition

Each of the companies referenced in the section below sells Investment Grade Fine Art, Decorative Works of Art, Fashion Items, Interior Design and Décor Products as either all or part of their overall business. They each service the same market that we target and, at present, they each have a more established name in the market and own greater market share than our company.

The information in this section is to provide necessary general background detail on the competitive landscape in relation to our operations.

Christie’s (www.christies.com)

Christie’s is the world’s leading auction house with auction & private sales, e-commerce revenues of $5 billion for 2011/2012.

Christie’s has recently added significant emphasis to the premise of on-line auction format sales. 72% of the clients they have drawn to their on-line live auctions are actually new to Christies (i.e. not historical brick and mortar auction clients). Christie has seen a 31% increase in on-line sales in the Asian marketplace. Christies recently set the greatest sales mark in on-line history with a $10MM world record on-line auction purchase.

E-bay (www.ebay.com)

EBay has pioneered and internationalized automated online person-to-person auctioning. Previously, such commerce was conducted through garage sales, collectibles shows, flea markets, and classified advertisements. An online marketplace facilitates easy perusing for buyers and enables sellers to list an item for sale within minutes of registering.

Browsing and bidding on auctions is free, but sellers are charged transaction fees for the right to sell their goods on eBay. There are two kinds of transaction fees:

When an item is listed on eBay, a nonrefundable insertion fee is charged based on the seller's opening bid on the item.

Once the auction is completed, a final value fee is charged. This fee generally ranges from 1.25 percent to 5 percent of the final sale price.

EBay also upsells its listing fees with enhanced auction features, including highlighted or bold listings, featured status, and other ways for sellers to increase the visibility of their items.

Once the auction is finished, eBay notifies the buyer and seller via email. Completing the transaction is then up to the seller and the buyer, and eBay collects its final value fee independent of payment and shipment.

One Kings Lane:

One Kings Lane is the leading flash sales site for the home market, offering members access to spectacular designer home decor, furnishings, accessories, and gifts. One Kings Lane works directly with leading home brands to bring the very best products at exceptional prices to its members – every day of the week. One Kings Lane also partners with top designers, decorators and industry insiders to deliver content that inspires, enlightens and informs. They were featured in InStyle Magazine as the Best of the Web in 2012. One Kings Lane differentiates itself from other deals sites and online retailers by investing heavily in quality design and high quality curated content. An ecommerce company for home decor, it recently raised $50 million in Series D financing led by Institutional Venture Partners (IVP) with additional investment from Kleiner Perkins Caufield & Byers (KPCB), Greylock Partners, Tiger Global Management, and new investor, Scripps Networks Interactive, the home to TV shows like HGTV and The Food Network. This brings the total amount raised to $117 million.

Some other similar on-line players of recent note and mention:

●	Decor Insider: Decor Insider opened April 1, 2010 and offers "to-the-trade" home furnishings at reduced prices.

●	Rue La La: Rue La La is an invitation-only site that features private sale boutiques that are open for a set amount of time.

●	Achica: Achica is a luxury lifestyle store, which offers luxury home and lifestyle brands.

Competitive Advantage:

Using a business model representing a hybrid sales approach between principally Christies, and One Kings Lane, we believe our business can show the value of this sort of unique blended approach to selling to the consumer. We expect to see significant recent success by showing that we truly understand the consumer wants, and that we are able to deliver innovative shopping experiences and unique products that deliver tremendous value, thereby allowing us to build an incredibly loyal customer base, and attract new customers. Within this process as stated previously will be a focus towards curation.

Further we intend to utilize tag sales, which will allow purchasers such as interior designers for example to select sales of home decor items from around the world. We also intend to structure our website to expand to offer an eBay-like marketplace, which allows vendors and designers to post pre-vetted products on the site.

Market Analysis

Below is background information and data regarding our target marketplace as represented by a number of independent third-party sources. Our company did not commission any of this information. All of this information was derived from publicly accessible sources available through research we conducted online.

As reported by Reportlinker for distribution by PR Newswire in September 2012, in terms of the on-line retail marketplace, “the top five EU nations: the UK, Spain, France, Germany, and Italy, accounted for around 60% of the European retail sales through the channel in 2011. Their combined share is expected to decline by 2016, and to be taken by Russia, which is expected to account for around 30% of total regional sales.”

“Japan and China together account for over two-thirds of total Asia Pacific retail sales through the channel in 2011. Together, they are expected to share more than three-quarters of the regional online sales by 2016.” (Source link: http://www.prnewswire.com/news-releases/global-online-retailers-market-size-and-forecast-to-2016-170060416.html)

As represented by Wikipedia, “E-commerce B2C product sales totaled $142.5 billion, representing about 8% of retail product sales in the United States in 2011. The $26 billion worth of clothes sold online in the United States represented about 13% of the domestic market, and with 72% of women looking online for apparel, it has become one of the most popular cross-shopping categories. Forrester Research estimates that the United States online retail industry alone will be worth $279 billion in 2015.” (Source link: http://en.wikipedia.org/wiki/Online_shopping)

Further states the Global Consulting Firm, A.T. Kearney, “Global e-commerce is thriving as infrastructure, laws, and consumer preferences evolve. A.T. Kearney reports that Global e-commerce has grown at a CAGR of 13 percent annually over the past five years (2006 – 2011), with sales nearing $400MM USD in 2011. Retail expansion is increasingly occurring through online channels as a way to tap into growth markets, build brands, and learn about consumers while investing less capital than traditional formats. For example, American luxury retailer Neiman Marcus acquired partial ownership in a Chinese fashion website to test China's market, learn about Chinese consumers' likes and dislikes, and capitalize on the country's increasing demand for luxury goods. Neiman Marcus got all the information it needed without entering into expensive real estate contracts or trying to navigate the complexity of tier 2 and tier 3 cities. French luxury retailer Louis Vuitton Moet Hennessy (LVMH) used a similar strategy, acquiring Sack's, Brazil's leading online beauty retailer, to develop local recognition of its Sephora cosmetics line.” (Source link http://www.atkearney.com/paper/-/asset_publisher/dVxv4Hz2h8bS/content/e-commerce-is-the-next-frontier-in-global-expansion/10192)

As it relates to the target segment of our business that represents artworks, prints, sculptures, etc., a new report from The European Fine Art Foundation (TEFAF), released in conjunction with the current TEFAF Maastricht art fair, Mar. 16-25, 2012,

“sets the total size of the global art market presently at €46.1 billion, or about $60.8 billion (€1 = $1.32) for 2011. According to economist Clare McAndrew, who conducted the study, the €46.1 billion figure includes both public auction data, which was supplied by our very own Artnet database, and an estimate of art gallery and private art dealer sales, which is based on polls of over 6,500 dealers around the world as well as interviews with a somewhat smaller number.

In McAndrew’s estimation, the $60.8 billion is about equally split between auctions and commercial gallery sales. Take the auction half first -- the global art-auction total for 2011 was €23.1 billion ($30.5 billion). Total auction sales at both Sotheby’s and arch-rival Christie’s are put at $5.7 billion each for 2011, which adds up to $11.4 billion, or about 35 percent of the global auction art trade.

China’s share of the auction business in 2011 was €9.8 billion, or almost $13 billion -- 42 percent of the $30.5 billion auction total. The top two auction firms in China are Poly International, whose 2011 sales totaled €1.4 billion ($1.85 billion), and China Guardian, at €1.3 billion ($1.7 billion). A substantial proportion of the China-based activity is due to the global reach of Sotheby’s and Christie’s, which reported $1.14 billion and $924 million, respectively, from their China operations.

The TEFAF report makes much of China and its continuing importance as an art-market sector, headlining its press release with the news that art sales in China overtook those in the U.S. for the first time, with a share of 30 percent to 29 percent. But according to the report, both the U.S. and China have lower sales than the E.U., which, as an aggregate, totaled 34 percent of the market (the E.U. sector includes the U.K., which accounted for 65 percent of the E.U. total in 2011).”

(Source link: http://www.artnet.com/magazineus/news/artnetnews/china-the-worlds-top-art-and-antique-market.asp)

Inventory

Purely acting in the capacity of a live streaming on-line auction format offering a broker or intermediary service to our clients, we will actually hold no direct inventory of our own of any of the goods we are featuring on our sites. It is completely the responsibility of the vendors and purveyors themselves to satisfy the fulfillment (delivery) requirement of the goods to the buyers following and pursuant to any purchase transaction.

Employees

Currently, we do not have any employees other than our sole director and officer. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our development programs.

Description of Property and Facilities

As of the date of this Prospectus, our executive, administrative, and operating offices are located at 2/F Eton Tower, 8 Hysan Avenue, Causeway Bay, Hong Kong, SAR, China. We believe these facilities are adequate for our current needs. The offices are currently provided to us at a cost of HKD$6,000 per year on a year to year basis. We believe that our office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

Competitive Business Conditions

There are a number of companies already active in the areas of internet auction and product promotion that are substantially larger and better funded than we are and that have significantly longer histories in the respective marketplace. Our principal competitors for the launch of our business offering most all have greater financial, technical, managerial, and marketing resources than we have.

We believe competition in marketing products via an on-line auction format is based principally on the uniqueness of the products offered, the competitive pricing of goods as compared with other competitor sites, the delivery consistency, reliability and quality of the products and goods offered, the reputation of the ultimate manufacturer, creator, artist, designer or purveyor of the goods for purchase at auction. To help us compete with other sites with greater resources and established distribution channels, we will work to create synergistic relationships, strategic alliances and joint ventures with such larger entities if/when possible to assist to enhance our credibility and capabilities.

In our effort to compete, we intend to initiate discussions with potential candidates for joint venture or partnership possibilities. In seeking relationships, we emphasize the possible public image benefits from using our global internet live streaming medium, as well as marketing and revenue benefits to the unique innovative vendors. In endeavoring to this extent we have engaged the efforts of third-party sources with strong industry, private, artistic and entertainment contacts in various global markets to assist us to launch our market entry and business strategy over the next 12 – 24 months with the goal of performing at least quarterly live internet streaming broadcasts from hand-picked global locations starting in the Spring-Summer of 2013.

While the competitors may be operating similar business models, we plan to build our competitive position in the industry through the following ways:

●	build out our Board of Directors and Executive management team with skilled and proficient professionals;
●	continue to develop and secured access to highly unique, trend setting and fashion forward products; and
●	provide marketing and promotion services for the public awareness and reputation of otherwise generally only locally/regionally known product creators.

However, since we are a newly-established company, we face the same problems as other new companies starting up in an industry. Our competitors may develop similar platforms and strategies to ours and use the same methods as we do and generally be able to respond more quickly to adaptations to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their on-line auction sites than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Subsidiaries

We do not have any subsidiaries.

Intellectual Property

None

LEGAL PROCEEDINGS

None

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Rule 144

We are a shell company as that term is defined in Rule 405 of the Securities Act of 1933, as amended.  Accordingly, none of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date. Under these amendments, and subject to the special provisions for a “shell company” as described below, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for at least three months before the sale.

Sales under Rule 144 by Affiliates

Subject to the special provisions for a “shell company” as described below, Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of common stock then outstanding; and

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

●	Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, subject to the special provisions for a “shell company” as described below, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares of common stock without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his, her, or its shares of common stock between 6 months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Special Provisions for “Shell Companies”

The provisions of Rule 144 providing for the six month holding period are not available for the resale of securities initially issued by a "shell company" which is defined as an issuer, other than a business combination related shell company, as defined in Rule 405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB, that has no or nominal operations; and either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets; or an issuer that has been at any time previously an issuer described in paragraph (i)(1)(i) of Rule 144. Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current "Form 10 information" with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed "Form 10 information" with the SEC. The term "Form 10 information" means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144. The Form 10 information is deemed filed when the initial filing is made with the SEC. In order for Rule 144 to be available, we must have certain information publicly available. We plan to publish information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act, inasmuch as we have filed the registration statement with respect to this prospectus.

Holders

There are currently 43 holders of record of our common stock. We currently act as our own registrar and transfer agent for our common shares.

Dividend Policy

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no long-term incentive plans.

FINANCIAL STATEMENTS

Our audited financial statements for the period from inception, July 13, 2012 to October 31, 2012, as well as unaudited statements for the  period ended April 30, 2013, are included in this prospectus.  Our financial statements are prepared in accordance with United States generally accepted accounting  principles and are stated in United States Dollars (US$). The financial statements appear beginning on page F-1.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
  Interactive Multi-Media Auction Corporation (a development stage company)

We have audited the accompanying balance sheet of Interactive Multi-Media Auction Corporation (a development stage company) (“Company”) as of October 31, 2012 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (July 13, 2012) to October 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Multi-Media Auction Corporation (a development stage company) as of October 31, 2012, and the results of its operations and cash flows for the period from inception to October 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the accompanying financial statements, the Company has incurred losses, has not generated any revenue, and has negative operating cash flows since the inception. These factors, and the need for additional financing in order for the Company to meet its business plans, raise substantial doubt about its ability to continue as a going concern. Management’s plan to continue as a going concern is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s:/ Ingenium Accounting Associates

Reno, Nevada
January 4, 2013

4755 Caughlin Parkway, Suite A • Reno, NV 89519
(775) 771 2753   F (775) 827 1774   Marty@IngeniumCPA.com

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Balance Sheet
October 31, 2012
(United States Dollars)

Assets

Current assets:
Cash	$12,000

Total current assets	$12,000

Liabilities and Stockholders' Equity

Current liabilities:	$550
Total current liabilities	550

Loan payable	7,500
Total liabilities	8,050

Stockholders' Equity
Capital stock:
$0.001 par value, authorized 100,000,000 shares,
issued and outstanding 11,200,000 shares	11,200
Additional paid-in capital	482,525
Deficit accumulated during development stage	(489,775)
Total stockholders' equity	3,950
Total liabilities and stockholders' equity	$12,000

See accompanying notes to financial statements

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statement of Operations
For the period from Inception (July 13, 2012) to October 31, 2012
(United States Dollars)

Period from Inception of July 13, 2012 to October 31, 2012

Revenue	$-

Expenses:
General and administrative	44,775
Marketing	445,000
Total operating expenses	489,775

Net Loss	$(489,775)

Net loss per share	$(0.07)

Weighted average number of shares outstanding	7,015,090

See accompanying notes to financial statements

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statement of Stockholders' Equity
For the period from Inception (July 13, 2012) to October 31, 2012
(United States Dollars)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Deficit Accumulated during Development Stage	Total Stockholders' Equity

Balance July 13, 2012	-	$-	$-	$-	$-

Shares issued for cash at par value of $0.001 per share in July 2012	6,225,000	6,225	-	-	6,225

Shares issued September 15, 2012 for cash at $0.05 per share	200,000	200	9,800		10,000

Shares issued September 30, 2012 for services at $0.10 per share	2,400,000	2,400	237,600		240,000

Shares issued October 15, 2012 for cash at $0.10 per share	50,000	50	4,950		5,000

Shares issued October 30, 2012 for services at $0.10 per share	2,325,000	2,325	230,175		232,500

Net loss	-	-	-	(489,775)	(489,775)

Balance October 31, 2012	11,200,000	11,200	482,525	(489,775)	3,950

See accompanying notes to financial statements.

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statement of Cash Flows
For the period from Inception (July 13, 2012) to October 31, 2012
(United States Dollars)

Period from Inception of July 13, 2012 to October 31, 2012

Cash flows from operating activities:

Net loss	$(489,775)
Adjustments to reconcile net loss to
net cash used in operating activities:
Common stock issued for services received	472,500

Changes in assets and liabilities
Accounts payable	550

Net cash used in operating activities	(16,725)

Cash provided by financing activities:
Proceeds from issuance of capital stock	21,225
Proceeds from loan payable	7,500

Net cash provided by financing activities	28,725

Change in cash and cash at end of period	$12,000

Cash paid for:
Interest paid	$-
Income taxes	$-

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization

Interactive Multi-Media Auction Corporation. (the “Company”) was incorporated under the laws of the British Virgin Islands on July 13, 2012. The Company is based in Hong Kong and in the business of an internet based marketer, auctioneer, dealer and broker of high quality and unique products and services for fine art, fashion, design and décor.

Development Stage

The Company is devoting substantially all of its efforts on establishing the business and principal operations have not commenced. All losses accumulated since inception of the development stage have been considered as part of the Company’s development stage activities.

Going Concern

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not generated any revenue since commencement of the development stage, has an accumulated deficit, and has had no positive cash flows from operations. It is the Company’s intention to raise additional equity to finance development of a market for its products until positive cash flows can be generated from its operations. However, there can be no assurance that such additional funds will be available to the Company when required or on terms acceptable to the Company. Such limitations could have a material adverse effect on the Company’s business, financial condition or operations, and these financial statements do not include any adjustment that could result. Failure to obtain sufficient additional funding would necessitate the Company to reduce or limit its operating activities or even discontinue operations.

Cash

Cash equivalents with maturity dates less than 90 days from the date of origination are considered to be cash equivalents for all financial reporting purposes. The Company currently has no cash equivalents.

Fair Value Measurements

Fair value is defined as the exchange price that will be received for an asset or paid to transfer a liability (an exit price) in the principal.  Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs.  To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered to be observable and the third unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue, which includes charges on a transactional and other basis, realized or realizable and earned when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, price is fixed and determinable, and collectability is reasonably assured.

Advertising Expenses

Advertising costs are expensed as incurred. The Company did not incur any advertising costs during the period from inception to October 31, 2012.

Income Taxes

Deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, operating loss, and tax credit carryforwards, and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to be recovered or settled.  Realization of certain deferred income tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction.  The Company records a valuation allowance to reduce deferred income tax assets to amounts that are more likely than not to be realized.  The initial recording and any subsequent changes to valuation allowances are based on a number of factors (positive and negative evidence).  The Company considers its actual historical results to have a stronger weight than other, more subjective, indicators when considering whether to establish or reduce a valuation allowance.

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return.  Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required.  As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions.  The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

As the Company is incorporated in the British Virgin Islands and operates from Hong Kong it is subject to Hong Kong income taxes on income earned in Hong Kong.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the four months ended October 31, 2012, there are no outstanding stock options and warrants. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to Other Comprehensive Income.

For the period ended October 31, 2012 the Company did not have material translation adjustments and accordingly, no statement of comprehensive income (loss) is included in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year. The Company bases its estimates on historical experience, current conditions and on other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Financial Instruments

The Company has the following financial instruments: cash, accounts payable and loan payable. The carrying value of these financial instruments approximates their fair value due to their liquidity or their short-term nature.

Share Issuances for Services, Debt Instruments and Interest

The Company issues instruments to non-employees for the receipt of goods and services, and, in certain circumstances the settlement of short-term loan arrangements. The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, the Company issues unregistered and restricted equity instruments.   Additionally, the Company currently has no shares of freely-tradeable stock with a quoted market price (a Level 1input within the GAAP hierarchy).

When unregistered common shares are issued for the settlement of short-term financing arrangements (that are not initially convertible), the reacquisition price of the extinguished financing arrangement is determined by the value of the debt which is more clearly evident, and no additional inducement expense is recognized.

In situations in which the Company issues unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, the Company recognizes the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy).  The Company has determined this methodology reflects the risk adjusted fair value of its unregistered restricted equity instruments using a commercially reasonable valuation technique.

Recent Accounting Pronouncements

The Company reviews recently adopted and proposed accounting standards on a continual basis. For the four months ended October 31, 2012  no new pronouncements had a material impact on the Company’s financial statements.

Note 2. Loan  Payable

On July 31, 2012 the Company entered into an agreement with Morpheus Financial Corporation, a shareholder of the Company, for a loan facility of Cdn $15,000 with Cdn $7,500 to be advanced on or before October 15, 2012 and Cdn $7,500 on or before April 30, 2013. The loan is unsecured, non-interest bearing and due on or before October 31, 2017.

Note 3. Share Capital

The Company is authorized to issue 100,000,000 shares of capital stock, par value of $0.001.

The shares can be divided into such classes and series as the directors may determine. As at October 31, 2012 the Company only has one class and series of shares.

During the four months ended October 31, 2012, the Company issued on:

●	July 13, 2012, 4,225,000 shares of capital stock of the Company for proceeds of $4,225
●	July 15, 2012, 2,000,000 shares of capital stock of the Company for proceeds of $2,000
●	September 15, 2012, 200,000 shares of capital stock of the Company for cash proceeds of $10,000
●	September 30, 2012, 2,400,000 shares of common stock of the Company to consultants for services with a fair value of $240,000
●	October 15, 2012, 50,000 shares of common stock of the Company for cash proceeds of $5,000
●	October 30, 2012, 2,325,000 shares of common stock of the Company to consultants for services with a fair value of $232,500

Note 4. Income Taxes

No provision for income taxes has been made for the period as all the Company’s operations to date have occurred outside of Hong Kong and are not subject to taxation in either Hong Kong or the country of incorporation, the British Virgin Islands.

Note 5. Subsequent Events

For the purpose of the accompanying financial statements, subsequent events have been evaluated through January 4, 2013, which is the date these financial statements were available to be issued.

Subsequent to October 31, 202, the Company entered into an agreement for the development of its website for $15,000 which will be settled by the issuance of 100,000 shares of the Company’s capital stock.

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Balance Sheets
April 30, 2013 and October 31, 2012
(United States Dollars)
(unaudited)

	2013	2012

Assets

Current assets:
Cash	$-	$12,000

Total current assets	$-	$12,000

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$10,788	$550
Accounts payable - related party	3,600	-
Due to shareholder	620	-
Total current liabilities	15,008	550

Loan payable	7,500	7,500
Total liabilities	22,508	8,050

Stockholders' Equity
Capital stock:
$0.001 par value, authorized 100,000,000 shares,
issued and outstanding 11,200,000 shares	11,200	11,200
Additional paid-in capital	482,525	482,525
Deficit accumulated during development stage	(516,233)	(489,775)
Total stockholders' equity	(22,508)	3,950
Total liabilities and stockholders' equity	$-	$12,000

See accompanying notes to financial statements

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statements of Operations
For the six months ended April 30, 2013
and period from Inception, July 13, 2012, to April 30, 2013
(United States Dollars)
(unaudited)

	Six months ended April 30, 2013	Period from Inception of July 13, 2012 to April 30, 2013

Revenue	$-	$-

Expenses:
General and administrative	26,458	71,233
Marketing	-	445,000
Total operating expenses	26,458	516,233

Net Loss	$(26,458)	$(516,233)

Net loss per share	$(0.00)

Weighted average number of shares outstanding	11,200,000

See accompanying notes to financial statements

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statement of Stockholders' Equity
For the period from Inception, July 13, 2012, to April 30, 2013
(United States Dollars)
(unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Deficit Accumulated during Development Stage	Total Stockholders' Equity

Balance July 13, 2012	-	$-	$-	$-	$-

Shares issued for cash at par value of $0.001 per share in July 2012	6,225,000	6,225	-	-	6,225

Shares issued September 15, 2012 for cash at $0.05 per share	200,000	200	9,800		10,000

Shares issued September 30, 2012 for services at $0.10 per share	2,400,000	2,400	237,600		240,000

Shares issued October 15, 2012 for cash at $0.05 per share	50,000	50	4,950		5,000

Shares issued October 30, 2012 for services at $0.10 per share	2,325,000	2,325	230,175		232,500

Net loss	-	-	-	(489,775)	(489,775)

Balance October 31, 2012	11,200,000	11,200	482,525	(489,775)	3,950

Net loss				(26,458)	(26,458)

Balance April 30, 2013	11,200,000	11,200	482,525	(516,233)	(22,508)

See accompanying notes to financial statements.

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(a development stage enterprise)
Statements of Cash Flows
For the six months ended April 30, 2013
and period from Inception, July 13, 2012, to April 30, 2013
(United States Dollars)
(unaudited)

	Six months ended April 30, 2013	Period from Inception of July 13, 2012 to April 30, 2013

Cash flows from operating activities:

Net loss	$(26,458)	$(516,233)
Adjustments to reconcile net loss to
net cash used in operating activities:
Common stock issued for services received	-	472,500

Changes in assets and liabilities
Accounts payable	10,238	10,788
Accounts payable - related party	3,600	3,600

Net cash used in operating activities	(12,620)	(29,345)

Cash provided by financing activities:
Proceeds from issuance of capital stock	-	21,225
Advance from shareholder	620	620
Proceeds from loan payable	-	7,500

Net cash provided by financing activities	620	29,345

Change in cash and cash at end of period	(12,000)	-

Cash at beginning of period	12,000	-

Cash at end of period	$-	$-

Cash paid for:
Interest paid	$-	$-
Income taxes	$-	$-

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization

Interactive Multi-Media Auction Corporation. (the “Company”) was incorporated under the laws of the British Virgin Islands on July 13, 2012. The Company is based in Hong Kong and in the business of an internet based marketer, auctioneer, dealer and broker of high quality and unique products and services for fine art, fashion, design and décor.

Development Stage

The Company is devoting substantially all of its efforts on establishing the business and principal operations have not commenced. All losses accumulated since inception of the development stage have been considered as part of the Company’s development stage activities.

Interim Period Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the Securities and Exchange Commission’s instructions.  Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements.  The results of operations reflect interim adjustments, all of which are of a normal recurring nature and, in the opinion of management, are necessary for a fair presentation of the results for such interim period.  The results reported in these interim financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.  Certain information and note disclosure normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations.  These unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended October 31, 2012.

Going Concern

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not generated any revenue since commencement of the development stage, has an accumulated deficit, and has had no positive cash flows from operations. It is the Company’s intention to raise additional equity to finance development of a market for its products until positive cash flows can be generated from its operations. However, there can be no assurance that such additional funds will be available to the Company when required or on terms acceptable to the Company. Such limitations could have a material adverse effect on the Company’s business, financial condition or operations, and these financial statements do not include any adjustment that could result. Failure to obtain sufficient additional funding would necessitate the Company to reduce or limit its operating activities or even discontinue operations.

Cash

Cash equivalents with maturity dates less than 90 days from the date of origination are considered to be cash equivalents for all financial reporting purposes. The Company currently has no cash equivalents.

Fair Value Measurements

Fair value is defined as the exchange price that will be received for an asset or paid to transfer a liability (an exit price) in the principal.  Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs.  To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered to be observable and the third unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue, which includes charges on a transactional and other basis, realized or realizable and earned when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, price is fixed and determinable, and collectability is reasonably assured.

Advertising Expenses

Advertising costs are expensed as incurred. The Company did not incur any advertising costs during the period from inception to April 30, 2013.

Income Taxes

Deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, operating loss, and tax credit carryforwards, and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to be recovered or settled.  Realization of certain deferred income tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction.  The Company records a valuation allowance to reduce deferred income tax assets to amounts that are more likely than not to be realized.  The initial recording and any subsequent changes to valuation allowances are based on a number of factors (positive and negative evidence).  The Company considers its actual historical results to have a stronger weight than other, more subjective, indicators when considering whether to establish or reduce a valuation allowance.

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return.  Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required.  As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions.  The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

As the Company is incorporated in the British Virgin Islands and operates from Hong Kong it is subject to Hong Kong income taxes on income earned in Hong Kong.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations. As at April 30, 2013, there are no outstanding stock options and warrants.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to Other Comprehensive Income.

For the six months ended April 30, 2013 the Company did not have material translation adjustments and accordingly, no statement of comprehensive income (loss) is included in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year. The Company bases its estimates on historical experience, current conditions and on other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Financial Instruments

The Company has the following financial instruments: cash, accounts payable and loan payable. The carrying value of these financial instruments approximates their fair value due to their liquidity or their short-term nature.

Share Issuances for Services, Debt Instruments and Interest

The Company issues instruments to non-employees for the receipt of goods and services, and, in certain circumstances the settlement of short-term loan arrangements. The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, the Company issues unregistered and restricted equity instruments.   Additionally, the Company currently has no shares of freely-tradeable stock with a quoted market price (a Level 1input within the GAAP hierarchy).

When unregistered common shares are issued for the settlement of short-term financing arrangements (that are not initially convertible), the reacquisition price of the extinguished financing arrangement is determined by the value of the debt which is more clearly evident, and no additional inducement expense is recognized.

In situations in which the Company issues unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, the Company recognizes the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy).  The Company has determined this methodology reflects the risk adjusted fair value of its unregistered restricted equity instruments using a commercially reasonable valuation technique.

Recent Accounting Pronouncements

The Company reviews recently adopted and proposed accounting standards on a continual basis. For the six months ended April 30, 2013  no new pronouncements had a material impact on the Company’s financial statements.

Note 2. Loan  Payable

On July 31, 2012 the Company entered into an agreement with Morpheus Financial Corporation (“Morpheus”), a shareholder of the Company, for a loan facility of Cdn $15,000 with Cdn $7,500 to be advanced on or before October 15, 2012 and Cdn $7,500 on or before April 30, 2013. The loan is unsecured, non-interest bearing and due on or before October 31, 2017.

Subsequent to April 30, 2013 Morpheus agreed to increase the loan amount available up to an additional $75,000 in tranches as requested by the Company over the next twelve months. Subsequently the Company received US $20,000.

Note 3. Related Party Transactions

An entity, related by common ownership to two shareholders of the Company,  has provided consulting services in the amount of $4,000 during the six months ended April 30, 2013 and the balance owing, as at April 30, 2013, of $3,600 is included in accounts payable.

Note 4. Share Capital

The Company is authorized to issue 100,000,000 shares of capital stock, par value of $0.001.

The shares can be divided into such classes and series as the directors may determine. As at April 30, 2013 the Company only has one class and series of shares.

No shares of capital stock were issued during the six months ended April 30, 2013.

During the four months ended October 31, 2012, the Company issued on:

●	July 13, 2012, 4,225,000 shares of capital stock of the Company for proceeds of $4,225
●	July 15, 2012, 2,000,000 shares of capital stock of the Company for proceeds of $2,000
●	September 15, 2012, 200,000 shares of capital stock of the Company for cash proceeds of $10,000
●	September 30, 2012, 2,400,000 shares of common stock of the Company to consultants for services with a fair value of $240,000
●	October 15, 2012, 50,000 shares of common stock of the Company for cash proceeds of $5,000
●	October 30, 2012, 2,325,000 shares of common stock of the Company to consultants for services with a fair value of $232,500

Note 4. Commitment

 The Company has entered into an agreement for the development of its website for the amount of $15,000. The agreement is to settle this amount by the issuance of 100,000 shares of the Company’s capital stock as follows:

●	50,000 on or before July 31, 2013
●	25,000 on or before July 31, 2013
●	25,000 on or before November 30, 2013

Note 5. Subsequent Events

For the purpose of the accompanying financial statements, subsequent events have been evaluated through July 16, 2013, which is the date these financial statements were available to be issued.

●
Morpheus Financial Corporation, a shareholder, agreed to lend the Company up to $75,000, in tranches as requested by the Company, over the next twelve months. These advances will be unsecured and non-interest bearing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Overview and Operation Plan

We are a development stage company. We intend to be a Hong Kong based Internet marketer, auctioneer, dealer and broker of high quality and unique products and services relating to fine art, fashion, design, décor, among others.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment during the twelve months beginning November 1, 2012.

Personnel Plan

We do not expect any material changes in the number of employees during the twelve months beginning November 1, 2012. We do and will continue to outsource contract employment as needed.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. Our principal capital resources have been through the subscription and issuance of common stock, although we have also used stockholder loans and advances from related parties.

Plan of Operation

We plan to have our website live and operational during the Q2/Q3 fiscal periods during which time we intend it to be fully capable of effectively streaming video, and of being able to accept and transact e-commerce payments. At the present time we are determining consideration of a first launch live event in fiscal Q4 in either New Delhi, India, and San Jose, Mexico, such determination that will be made firm as negotiations with each party continue to evolve. Cost assessments will be made and dependent on successful funding of the Company during the fiscal year decisions will be made as to which venue makes the most sense. The costs associated with the Mexico launch would likely be less as there is already an existing venue available where the primary goods for that particular auction are located (i.e. an art gallery, for an art focused event), whereas the New Delhi location requires a location to be found, and rented and then requires a variety of goods to be brought into the site for auction. It is expected that the first launch event will cost itself $40,000 – $60,000 inclusive of necessary human resources, travel, accommodations, site costs, and an effective advertising and marketing campaign.

We intend to continue to develop, and launch our internet based auction platform during the upcoming twelve months. We estimate our operating expenses and working capital requirements for the next twelve months to be as follows:

Estimated Expenses For the Upcoming Twelve Months

General, Administrative, and Corporate Expenses	$200,000
Professional Fees	$20,000
Communications Expense (this includes video/streaming costs, phone, and internet costs)	$70,000
Travel	$40,000
Administrative Costs	$20,000
Consulting Fees and Salaries	$50,000

Operating Expenses	$50,000
Rent	$25,000
Contingency	$25,000
Total	$250,000

At present, our cash requirements for the next 12 months outweigh the funds available to maintain or develop our business.  Of the $250,000 that we require for the next 12 months, we had no cash on hand as of July 1, 2013.   To satisfy our financial requirements during the 12 month period beginning July, 2013, we intend to rely on up to $75,000 in funds available to us pursuant to our loan facility with Morpheus Financial Corporation, a shareholder of our Company. In order to improve our liquidity, we also plan to pursue additional equity financing from private investors or possibly a registered public offering. We do not currently have any definitive arrangements  in place  for the completion of any further private placement financings and there is no assurance that we will be successful in  completing  any  further  private  placement financings. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources that are available to us.  If we are unable to raise any capital whatsoever via equity placements, or loan agreements, it may make it impossible for us to execute on our business plan.

Results of Operations for the period from inception, July 13, 2012, to April 30, 2013.

Period from inception, July 13, 2012, to April 30, 2013

Revenue	$-
Operating Expenses	$516,233
Net Loss	$(516,233)

Results of Operations

We have had gross revenues of $nil since inception.

Our marketing expenses consist of (advertising, consulting fees, development of new domestic and international product sourcing channels and relationships)

Our general and administrative expenses include professional fees (legal and accounting), communications expenses, travel expenses, administrative expenses, and salaries to management.

Operating Expenses

Our expenses  for the 6 months ended April 30, 2013 are outlined in the table below:

	6 Month Period Ending April 30, 2013

Marketing	$	nil
General and administrative expenses		$26,458

Our general and administrative expenses from continuing operations for the six months ended April 30, 2013, were $26,458.

During the six months ended April 30, 2013 we incurred no marketing expenses.

Overall, we have a net loss from operations of $26,458 for the six months ended April 30, 2013.

We had 1 part-time employee as of April 30, 2013.

Liquidity and Financial Condition as at

Our financial position as at April 30, 2013 was as follows:

Working Capital

Current Assets	Nil
Current Liabilities	15,008
Working Capital (Deficiency)	(15,008)

The below table sets out our cash flows for  the 6 months April 30, 2013

Cash Flows

Net cash provided by (used in) Operating Activities		$(12,620)
Net cash provided by (used in) Investing Activities	$	nil
Net cash provided by Financing Activities		$620
Increase in Cash During the Period and Cash, End of Period	$	Nil

Liquidity and Capital Resources

As of April, 2013, we had no current assets, as compared to $12,000 at October 31, 2012.  As of April 30, 2013, our current liabilities were $15,008, as compared to $550 at October 31, 2012.

Operating activities used net cash of $12,620 for the six months ended April 30, 2013.

Net cash of $620 was provided by financing activities during the six months ended April 30, 2013.

Our current balances of cash will not meet our working capital and capital expenditure needs for the whole of the current year. Because we are not currently generating sufficient cash to fund our operations, we will need to rely on external financing to meet future capital and operating requirements. Any projections of future cash needs and cash flows are subject to substantial uncertainty. Our capital requirements depend upon several factors, including the rate of market acceptance, our ability to get to production and generate revenues, our level of expenditures for production, marketing, and sales, purchases of equipment, and other factors. We can make no assurance that financing will be available in amounts or on terms acceptable to us, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences, or privileges senior to those of existing holders of common stock, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. If we cannot raise funds, when needed, on acceptable terms, we may not be able to continue our operations, grow market share, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, all of which could negatively impact our business, operating results, and financial condition.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Going Concern

We incurred a net loss of $516,233 during the period from inception, July 13, 2012, to April 30, 2013.  We have commenced limited operations, raising substantial doubt about our ability to continue as a going concern. We will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance that we will be successful in accomplishing our objectives.  In the event we are unable to secure additional capital, based upon our current cash position ($Nil as at July 15, 2013), we estimate we will be able to continue to sustain nominal operations for a period of 6 to 9 months from the date of this prospectus. Effective July 31, 2012 we entered into a Loan Agreement (amended on May 17, 2013) with Morpheus Financial Corporation, a shareholder of the company. Pursuant to the Loan Agreement (as amended) Morpheus Financial has given our company access to up to $75,000 in financing until October 31, 2017.  We intend to rely on the proceeds from our loan facility with Morpheus Financial in order to satisfy our financial requirements during the 12 month period beginning July, 2013. As of July 1, 2013 we have drawn-down an aggregate of $27,500 pursuant to the Loan Agreement.  The loan is unsecured, non-interest bearing and due on October 31, 2017.

Our ability to continue as a going concern is dependent on additional sources of capital and the success of our plan. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Share Issuances for Services, Debt Instruments and Interest

The Company issues instruments to non-employees for the receipt of goods and services, and, in certain circumstances the settlement of short-term loan arrangements. The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, the Company issues unregistered and restricted equity instruments. Additionally, the Company currently has no shares of freely-tradeable stock with a quoted market price (a Level 1input within the GAAP hierarchy).

When unregistered common shares are issued for the settlement of short-term financing arrangements (that are not initially convertible), the reacquisition price of the extinguished financing arrangement is determined by the value of the debt which is more clearly evident, and no additional inducement expense is recognized.

In situations in which the Company issues unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, the Company recognizes the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy). The Company has determined this methodology reflects the risk adjusted fair value of its unregistered restricted equity instruments using a commercially reasonable valuation technique.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants during the last two fiscal years.

DIRECTORS AND EXECUTIVE OFFICERS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Amber McCandless	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	37	July 13, 2012

Business Experience

The following is a brief account of the education and business experience during at least the past five years of our director and executive officer, indicating his principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Amber McCandless, President, Chief Executive and Financial Officer and Director

Since June 2005, Amber McCandless has been the President, Founder and Director of Siam Productions (DBA “Art Showcase Auction”), a Los Angeles, California-based auctioneer, dealer and broker of fine art and related products and services. From 2005 to 2008, the Art Showcase Auction was televised on Direct TV in the United States and Sky TV in the United Kingdom. Ms. McCandless served as the on-air host of the program and offered sales to clients of fine art originals and reproductions via a satellite televised programming broadcast to a viewing audience in the United States and United Kingdom. In 2009 she Founded Brickwall Entertainment, where she provides intermediary/broker services for the sale of exclusive pieces of art (paintings, sculptures, etc.), to a global clientele. Since 2011 Brickwall has also been involved in developing a television show for the Food Network that will focus on various locales and cuisines in China. Ms. McCandless holds a Bachelor of Fine Arts degree from the University of British Columbia, and has experience as a television producer, presenter and auctioneer.

Ms. McCandless was appointed as our director due to her extensive expertise with, and knowledge of, the fine arts market and auction based transactions.

Involvement in Certain Legal Proceedings

To the best of our knowledge, our director and executive officer has not, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Other Directorships

Our director does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination, and it is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our director is not obligated to commit her full time and attention to our business and, accordingly, she may encounter a conflict of interest in allocating his time between our operations and those of other businesses. In the course of her other business activities, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, she may have conflicts of interest in determining to which entity a particular business opportunity should be presented. She may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Audit Committee

We do not have an audit committee.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

General

The particulars of the compensation paid to the following persons:

●	our principal executive officer;

●
each of our two most highly compensated executive officers who were serving as executive officers at up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the whom we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary (S)	Total ($)
(a)	(b)	(c)	(j)
Amber McCandless	2012	2,750	$2,750

(1)
We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

Options Grants During the Last Fiscal Year / Stock Option Plans

We do not currently have a stock option plan in favor of any director, officer, consultant or employee of our company. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director during the last fiscal year; accordingly, no stock options have been granted or exercised by any of the officers or directors during our last fiscal year.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director during our last fiscal year; accordingly, no stock options have been granted or exercised by any of the officers or directors since during our last fiscal year.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors

The members of the Board of Directors are not compensated by our company for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment contracts or other contracts or arrangements with our officers or directors other than those disclosed in this report. There are no compensation plans or arrangements, including payments to be made by our company, with respect to the officers, directors, employees or consultants of our company that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in control.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of  July 1, 2013, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class%(1)
Amber McCandless 2161 Clifford Street Los Angeles, CA 90026 USA	3,000,000	26.79%
Directors and Executive Officers as a Group(1)	3,000,000	26.79%
Morpheus Financial Corporation (2) Room 603-4 Valley Centre 80-82 Morrison Hill Road Wanchai, Hong Kong	1,100,000	9.82%
All 5%+ Shareholders as a Group	4,100,000	36.61%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 29, 2013. As of June 3, 2013, there were 11,200,000 shares of our company’s common stock issued and outstanding.

(2)	Monica Chu has voting and dispositive control over shares held by Morpheus Financial Corporation.

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, there have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. Effective July 13, 2012 we issued an aggregate of 4,225,000 common shares as founder shares to our sole director and officer for cash proceeds of $4,225. 1,225,000 of the shares were later transferred to 5 individuals in private transactions.

On July 31, 2012 we entered into loan agreement with Morpheus Financial Corporation, a shareholder of the Company, for a loan facility of CDN$15,000 with CDN $7,500 to be advanced on or before October 15, 2012 and CDN $7,500 on or before April 30, 2013.    On May 17, 2013, an agreement was reached to increase the loan amount available to up to an additional $75,000 available in tranches as required on request of the Company for a period of 12 months.   As of April 30, 2013, $7,500 was loaned to our Company pursuant to the loan agreement.   As of June 3, 2013, an additional $20,000 USD was loaned to our Company. The loan is unsecured, non-interest bearing and due on or before October 31, 2017.

On July 15, 2012 we issued 2,000,000 common shares to Morpheus Financial Corporation for aggregate proceeds of $2,000.  900,000 of the shares were later transferred to 3 individuals in private transactions.

During the six months ended April 30, 2013, Denon Capital Strategies Ltd., an entity related by common ownership to two shareholders of the Company, Ecogenics Limited and Pompei Finance Inc., provided consulting services in the amount of $4,000 to our Company. The unpaid balance of $3,600 is included in our accounts payable as at April 30, 2013.

Director Independence

We currently act with one director. We have determined that we do not have a director that would qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors’ acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by British Virgins Island law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$81
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Miscellaneous	119
Total	$40,200

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 132 of the British Virgin Islands Corporations Act provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of that section is void and of no effect.”

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by British Virgin Islands law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three fiscal years we have had the following issuances of unregistered securities:

●
Effective July 13, 2012 we issued an aggregate of 4,225,000 common shares as founder shares to our President for cash proceeds of $4,225. The shares were issued without a prospectus in reliance on the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended. 1,225,000 of the shares were later transferred to 5 individuals in private transactions.

●
Effective July 15, 2012, we issued an aggregate of 2,000,000 common shares as founder shares to Morpheus Financial Corporation for cash proceeds of $2,000.  These shares were issued to one (1) non-U.S. persons in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended. 900,000 of the shares were later transferred to 3 individuals in private transactions.

●
Effective September 15, 2012, we issued an aggregate of 200,000 common shares pursuant to subscriptions for common shares for cash proceeds of $10,000. These shares were issued to ten (10) non-U.S. persons in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

●
Effective September 30, 2012, we issued an aggregate of 2,400,000 common shares pursuant to agreements for consulting services provided. These shares were issued to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended), and to one (1) US person without a prospectus in reliance on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended. 1,250,000 of the shares were later transferred to 7 individuals in private transactions.

●
Effective October 15, 2012, we issued an aggregate of 50,000 common shares pursuant to subscriptions for common shares for cash proceeds of $5,000. These shares were issued to two (2) non-U.S. persons in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

●
Effective October 30, 2012, we issued an aggregate of 2,325,000 common shares pursuant to agreements for consulting services with a fair value of $232,500. These shares were issued to three (3) non-U.S. persons in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). 1,075,000 of the shares were later transferred to 8 individuals in private transactions.

We relied upon Regulation S and Section 4(2) of the Securities Act of 1933, as amended for the issuances of the above listed securities. The investors were business acquaintances, family members, or friends of, or personally known to, our officers and directors. It is the belief of management that each of the individuals who invested have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment and therefore did not need the protections offered by registering their shares under Securities and Act of 1933, as amended. The issuances noted above were not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation and Bylaws (1)
4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)
5.1	Legal Opinion of Lynton Spencer
10.1	Website Development Agreement dated December 1, 2012 (1)
10.2	Loan Agreement with Morpheus Financial dated July 31, 2012
10.3	Addendum to Loan Agreement with Morpheus Financial dated May 17, 2013
23.1	Consent of Lynton Spencer (incorporated in Exhibit 5.1)
23.2	Consent of Accountants Ingenium Accounting Associates
99.1	Form of Subscription Agreement (2)
__________
(1) Previously filed as an exhibit to our Registration Statement on Form S-1 filed on January 7, 2013

(2) Previously filed as exhibit 99.1 to our Registration Statement on Form S-1/A filed on April 16, 2013.

UNDERTAKINGS

The registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a) (3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv. Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July ____, 2013at Hong Kong, SAR., China.

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION

By:	/s/ Amber McCandless
Amber McCandless President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Amber McCandless	President, Chief Executive Officer,	July , 2013
Amber McCandless	Chief Financial Officer, Principal Accounting Officer, Treasurer and Director